EXHIBIT 12

           NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
              Computation of Ratio of Margins to Fixed Charges
                      (Dollar Amounts In Thousands)

         For the Years Ended May 31, 1998, 1997, 1996, 1995 and 1994


                                            1998         1997         1996         1995         1994
Net margins before extraordinary loss     $ 62,216     $ 54,736     $ 50,621     $ 45,212     $ 33,188
Add:  Fixed charges                        540,535      475,729      426,079      361,338      263,230

Margins available for fixed charges       $602,751     $530,465     $476,700     $406,550     $296,418


Fixed charges:
  Interest on all debt (including
  amortization of discount and
  issuance costs)                         $540,535      475,729     $426,079     $361,338     $263,230

Total fixed charges                       $540,535     $475,729     $426,079     $361,338     $263,230

Ratio of margins to fixed charges             1.12         1.12         1.12         1.13         1.13

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